                                                          Exhibit 99.1

[LOGO]AEHR TEST SYSTEMS

FOR IMMEDIATE RELEASE

Contacts:

Aehr Test Systems                        MKR Group Inc.
Gary Larson                              Todd Kehrli or Jim Byers
Chief Financial Officer                  Analyst/Investor Contact
(510) 623-9400 x321                      (323) 468-2300
                                         aehr@mkr-group.com

Aehr Test Systems Reports First Quarter Fiscal 2015 Financial Results


Fremont, CA (September 30, 2014) - Aehr Test Systems (Nasdaq: AEHR), a worldwide supplier of semiconductor test and burn-in equipment, today announced financial results for its first quarter of fiscal 2015 ended August 31, 2014.

Net sales in the first quarter of fiscal 2015 were $3.6 million, compared to $3.8 million in the first quarter of fiscal 2014. The Company reported a non-GAAP net loss of $710,000, or $0.06 per diluted share, and a GAAP net loss of $907,000, or $0.08 per diluted share, in the first quarter of fiscal 2015. This compares to a non-GAAP net loss of $23,000, or $0.00 per diluted share, and a GAAP net loss of $166,000, or $0.02 per diluted share, in the first quarter of fiscal 2014.

Gayn Erickson, President and CEO of Aehr Test Systems, commented, "As we discussed in our last earnings call, the first quarter was soft as anticipated, with revenue seasonally down similar to the year ago quarter. Our bottom line was impacted by our operating expenses, which were higher than a year ago in support of the activities associated with our new
FOXTM wafer level test systems in development. Additionally, our gross margins were lower than last year as this quarter we did not ship any systems with a significant amount of previously written down material.

"We continue to build momentum for our two key new products under development that are focused on wafer level test, cycling, and burn-in," Erickson continued. "These include the FOX-1P, our next generation single wafer test system that is a follow-on product to our FOX-1 test system, and the FOX-XP, our next generation multiple wafer test and burn-in solution that is the follow-on product to our FOX-15 multi-wafer test system. We have validated substantial emerging test market opportunities for these products that we believe will significantly expand our served available market in calendar 2015 and beyond."

Erickson commented, "Aehr Test has already received orders for both engineering and production versions of our new FOX-1P system and we will formally introduce the FOX-1P system at the International Test Conference in Seattle next month. We see significant new market opportunities with this system, including the emerging market created by automotive microcontroller suppliers that want to move burn-in and stress tests from back-end packaged part test to front-end wafer level test.

"We are very excited about the increased levels of interest in our FOX-XP multi-wafer test system, particularly for test, cycling and burn-in applications for memory devices," Erickson added. "We are actively engaged with multiple customers for production test and cycling/burn-in of flash devices. We currently believe that we will receive an order/commitment from one or more of these customers within the next few months. We are expecting the first shipments and revenue for the FOX-XP in the second half of calendar 2015."

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Aehr Test Systems Reports First Quarter Fiscal 2015 Financial Results
September 30, 2014
Page 2 of 5

Erickson concluded, "We anticipate that we could see as many as one or two additional soft quarters as we roll out these new FOX products. However, we do see our installed base for both our current ABTSTM packaged part and FOX wafer level test systems at or near maximum capacity. This is a positive sign as increased capacity needs could drive upgrades and new system orders and revenue. We believe having material and systems available with short lead times is prudent to be able to meet short-term demand from our customers and to allow us to ship systems quickly against purchase orders received in the same quarter."

Management Conference Call
Aehr Test Systems will host a conference call and webcast today, Tuesday, September 30, 2014 at 5:00 p.m. Eastern (2:00 p.m. PT) to discuss the Company's first quarter fiscal 2015 operating results. To access the call dial 888-455-2296 (+1 719-325-2144 outside the United States) and give the participant pass code 5777388. In addition, a live and archived webcast of the conference call will be available over the Internet at www.aehr.com in the Investor Relations section. A replay of the conference call will also be available via telephone by dialing 888-203-1112 (+1 719-457-0820 outside the United States) and entering pass code 5777388#, beginning approximately two hours after conclusion of the call through 8:00 p.m. ET on October 7, 2014.

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in and testing logic and memory integrated circuits and has an installed base of more than 2,500 systems worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, capacity needs and opportunities for Aehr Test products in package and wafer level test. Aehr Test has developed and introduced several innovative products, including the ABTS and FOX families of test and burn-in systems and the DiePak(R) carrier. The ABTS system is used in production and qualification testing of packaged parts for both lower-power and higher-power logic as well as all common types of memory devices. The FOX system is a full wafer contact test and burn-in system used for burn-in and functional test of complex devices, such as leading-edge memories, digital signal processors, microprocessors, microcontrollers and systems-on-a-chip. The DiePak carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of bare die. For more information, please visit the Company's website at www.aehr.com.

Safe Harbor Statement
This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to Aehr Test as of the date hereof and actual results could differ materially from those stated or implied due to risks and uncertainties. Forward-looking statements include statements regarding Aehr Test's expectations, beliefs, intentions or strategies regarding the future including statements regarding future market opportunities and conditions, expected customer orders or commitments and future operating results. The risks and uncertainties that could cause Aehr Test's results to differ materially from those expressed or implied by such forward-looking statements include, without limitation, general market conditions, customer demand and acceptance of Aehr Test's products and Aehr Test's ability to execute on its business strategy. See Aehr Test's recent 10-K, 10-Q and other reports from time to time filed with the Securities and Exchange Commission for a more detailed description of the risks facing Aehr Test's business. Aehr Test disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

                       -Financial Tables to Follow-

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Aehr Test Systems Reports First Quarter Fiscal 2015 Financial Results
September 30, 2014
Page 3 of 5


                          AEHR TEST SYSTEMS AND SUBSIDIARIES
                    Condensed Consolidated Statements of Operations
                        (in thousands, except per share data)
                                   (unaudited)

                                                    Three Months Ended
                                               ----------------------------
                                                Aug 31,   May 31,   Aug 31,
                                                 2014      2014      2013
                                               --------  --------  --------
Net sales                                      $ 3,558   $ 5,370    $ 3,752
Cost of sales                                    1,948     2,456      1,808
                                               --------  --------  --------
Gross profit                                     1,610     2,914      1,944
                                               --------  --------  --------
Operating expenses:
 Selling, general and administrative             1,624     1,685      1,420
 Research and development                          959     1,016        681
                                               --------  --------  --------
  Total operating expenses                       2,583     2,701      2,101
                                               --------  --------  --------
  (Loss) income from operations                   (973)      213       (157)

Interest expense                                   (14)       (5)        (4)
Other income (expense), net                         31        21        (34)
                                               --------  --------  --------
  (Loss) income before income tax
  benefit                                         (956)      229       (195)

Income tax benefit                                  49        10         29
                                               --------  --------  --------
  Net (loss) income                               (907)      239       (166)


Less: Net income attributable to the
        Noncontrolling interest                     --        --         --

  Net (loss) income attributable to Aehr Test  --------  --------  --------
        Systems common shareholders            $  (907)  $   239     $ (166)
                                               ========  ========  ========

Net (loss) income per share
  Basic                                        $ (0.08)  $  0.02    $ (0.02)
  Diluted                                      $ (0.08)  $  0.02    $ (0.02)

Shares used in per share calculations:
  Basic                                         11,391    11,088     10,635
  Diluted                                       11,391    12,255     10,635




                                      -more-

Aehr Test Systems Reports First Quarter Fiscal 2015 Financial Results September 30, 2014
Page 4 of 5


                          AEHR TEST SYSTEMS AND SUBSIDIARIES
                    Reconciliation of GAAP and Non-GAAP Results
                      (in thousands, except per share data)
                                   (unaudited)

                                                        Three Months Ended
                                                    --------------------------
                                                     Aug 31,  May 31,  Aug 31,
                                                      2014     2014     2013
                                                    -------- -------- ---------
GAAP net (loss) income                              $  (907) $   239   $ (166)
Stock-based compensation expense                        197      204      143
                                                    -------- -------- --------
Non-GAAP net (loss) income                          $  (710) $   443   $  (23)
                                                    ======== ======== ========

GAAP net (loss) income per diluted share            $ (0.08) $  0.02   $(0.02)
                                                    ======== ======== ========
Non-GAAP net (loss) income per diluted share        $ (0.06) $  0.04   $(0.00)
                                                    ======== ======== ========
Shares used in diluted shares calculation            11,391   12,255   10,635
                                                    ======== ======== ========
Shares used in non-GAAP diluted shares calculation   11,391   12,255   10,635
                                                    ======== ======== ========

______________________________________________________________________


Non-GAAP net income is a non-GAAP measure and should not be considered a replacement for GAAP results. Non-GAAP net income is a financial measure the Company uses to evaluate the underlying results and operating performance of the business. The limitation of this measure is that it excludes items that impact the Company's current period net income. This limitation is best addressed by using this measure in combination with net income (the most comparable GAAP measure).



                                      -more-

Aehr Test Systems Reports First Quarter Fiscal 2015 Financial Results September 30, 2014
Page 5 of 5

                          AEHR TEST SYSTEMS AND SUBSIDIARIES
                         Condensed Consolidated Balance Sheets
                         (in thousands, except per share data)
                                     (unaudited)

                                                       August 31,   May 31,
                                                         2014        2014
                                                       --------    --------
ASSETS
Current assets:
  Cash and cash equivalents                             $ 2,075     $ 1,809
  Accounts receivable, net                                2,098       3,390
  Inventories                                             6,304       6,148
  Prepaid expenses and other                                351         326
                                                       --------    --------
      Total current assets                               10,828      11,673

Property and equipment, net                                 492         474
Other assets                                                 95          78
                                                       --------    --------
      Total assets                                      $11,415     $12,225
                                                       ========    ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Line of credit                                        $ 1,000     $   777
  Accounts payable                                        1,586       1,892
  Accrued expenses                                        1,435       1,390
  Customer deposits and deferred revenue, short-term        761       1,058
                                                       --------    --------
      Total current liabilities                           4,782       5,117

Income tax payable                                            8          71
Deferred rent, net of current portion                        --           8
                                                       --------    --------
     Total liabilities                                    4,790       5,196

Aehr Test Systems Shareholders' equity                    6,645       7,050
Noncontrolling interest                                     (20)        (21)
                                                       --------    --------
      Total shareholders' equity                          6,625       7,029
                                                       --------    --------
      Total liabilities and shareholders' equity        $11,415     $12,225
                                                       ========    ========








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